Exhibit 99.1

Knology Reports Continued Growth in First Quarter 2010

WEST POINT, Ga.--(BUSINESS WIRE)--May 5, 2010--Knology, Inc. (Nasdaq: KNOL):

First Quarter Highlights:

  Knology added 9,792 connections during the first quarter 2010, including growth in all three service offerings as well as increases in both residential and business connections. Data, voice and video connections grew 5,815, 2,317, and 1,660, respectively, while residential and business connections grew 8,878 and 914, respectively.
  Revenue increased to $110.1 million for the first quarter 2010, up 5.2% compared to the same period one year ago.
  EBITDA, as adjusted, increased to $37.7 million for the first quarter 2010, representing an increase of 6.8% compared to the same period in 2009.
  EBITDA margin improved to 34.2% for the first quarter, representing an increase of 50 basis points compared to 33.7% for the same period in 2009.
  GAAP operating income increased to $13.8 million for the first quarter 2010, representing an increase of 25.7% compared to the same period one year ago.
  Churn improved 10 basis points to 2.2% in the first quarter of 2010 compared to 2.3% in the first quarter of 2009.
  In February 2010, the Company made an additional $10.6 million principal payment on its outstanding term loans in accordance with the excess cash flow provisions of the credit facility.
  Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and net cash interest, reached $10.9 million in the first quarter, representing a 49% increase in free cash flow compared with the same period one year ago.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the first quarter ended March 31, 2010. Total revenue for the first quarter of 2010 was $110.1 million compared to revenue of $107.1 million for the previous quarter and $104.7 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $37.7 million for the first quarter of 2010. EBITDA, as adjusted, was $36.5 million in the previous quarter and $35.3 million in the first quarter of 2009.

Excluding the non-cash charges related to the accounting treatment of the company’s interest rate swaps, Knology posted net income of $2.5 million, or $0.07 per share, for the first quarter of 2010 and a net loss of $233,000, or $(0.01) per share, for the previous quarter. For the first quarter of 2009, excluding the non-cash charges, the company posted net income of $1.7 million, or $0.05 per share. With the non-cash charges related to the accounting treatment of the interest rate swaps included, Knology reported a net loss for the first quarter of 2010 of $815,000, or $(0.02) per share, compared with net income of $866,000, or $0.02 per share, for the previous quarter and a net loss of $2.3 million, or $(0.06) per share, for the first quarter of 2009.

Total connections increased 9,792 during the first quarter of 2010 to 703,663 as of quarter end. The company added 5,815 data connections, 2,317 voice connections and 1,660 video connections during the quarter. Average monthly revenue per connection was $52.48, compared to $50.99 for the first quarter of 2009 and $51.93 in the previous quarter. Average monthly connection churn improved to 2.2%, compared to churn of 2.3% for the same period one year ago and 2.3% in the previous quarter.

“The business continues to perform very well in a tough economic environment,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “We are pleased with both the financial and operating results achieved during the first quarter. We believe the company is well positioned for continued growth, and we will stay focused on taking care of our customers and delivering increased shareholder value.”

M. Todd Holt, Knology’s President and Chief Financial Officer, added “We have worked hard to build a solid balance sheet and deliver healthy free cash flow. We are excited about the network edge-out projects beginning in 2010 and the future growth associated with this investment.”

First Quarter Key Operating Metrics

	Q1	Q1	% Change
	2010	2009	vs. Q1 2009
Marketable Homes Passed	934,236	923,533	1.2%

Connections
Video	235,668	235,332	0.1%

Voice
On-Net	241,432	245,329	-1.6%
Off-Net	11,932	5,466	118.3%
Total Telephone	253,364	250,795	1.0%

Data
High Speed Data	213,575	200,470	6.5%
Dial-Up	1,056	1,564	-32.5%
Total Data	214,631	202,034	6.2%

Total On-Net Connections	690,675	681,131	1.4%
Total Connections	703,663	688,161	2.3%

Residential Connections	597,023	584,987	2.1%
Business Connections	106,640	103,174	3.4%

Average Monthly Revenue
Per Connection	$ 52.48	$ 50.99
Average Monthly Connection
Churn	2.2%	2.3%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the first quarter 2010, which will be broadcast live over the Internet, on Wednesday, May 5, 2010 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the free conference call live over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com starting approximately two hours after the conclusion of the call. Also, a telephonic replay will be available through midnight on Friday, May 14, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. 67941544.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the South Dakota region. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, including the PCL Cable transaction contemplated in this press release, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measures EBITDA, as adjusted, and EBITDA margin. EBITDA, as adjusted, is calculated as net loss before interest; taxes; depreciation and amortization; non-cash stock compensation; restructuring expense; gain on interest rate swaps; amortization of deferred loss on interest rate swaps; and other expense (income). A reconciliation of EBITDA, as adjusted, to net loss for the three month periods ended March 31, 2009 and 2010 is attached to this press release. EBITDA margin is calculated as EBITDA, as adjusted, divided by total revenue for the relevant period. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three months ended March 31, 2009 and 2010 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc. Consolidated Statements of Operations (Unaudited) (In Thousands, Except Share and Per Share Data)

	Three Months Ended
	March 31,
	2010	2009
Operating Revenues:
Video	49,081	45,604
Voice	32,309	32,710
Data	25,669	24,472
Other	3,059	1,897
Total Revenue	110,118	104,683

Direct costs	36,116	32,679
Selling, general and administrative expenses	37,852	38,346
Depreciation and amortization	22,345	22,680
Operating Income	13,805	10,978

Interest income	116	141
Interest expense	(11,488)	(9,499)
Non-cash gain on interest rate swaps	1,031	706
Non-cash amortization of deferred loss on interest rate swaps	(4,374)	(4,698)
Other income, net	95	99
Net Loss	$(815)	$(2,273)

Basic & diluted net loss per share	$(0.02)	$(0.06)

Basic & diluted weighted average shares outstanding	36,647,361	35,693,906

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	3/31/2010
ASSETS	(unaudited)	12/31/2009

Current assets:
Cash and cash equivalents	$43,768	$44,016
Restricted cash	725	725
Certificates of deposit & other short term investments	35,023	35,050
Accounts receivable, net	32,715	32,668
Prepaid expenses and other	4,675	2,986
Total current assets	116,906	115,445

Property, plant & equipment, net	353,091	357,880
Investments	3,683	3,683
Debt issuance & debt modification costs, net	6,806	7,544
Goodwill, intangible assets and other	161,213	162,349

Total assets	$641,699	$646,901

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long term debt	$9,777	$9,841
Accounts payable	26,118	25,768
Accrued liabilities	22,979	22,349
Unearned revenue	15,970	14,795
Interest rate swaps	11,172	16,526
Total current liabilities	86,016	89,279

Long term debt, net of current portion	579,683	591,514
Interest rate swaps	4,324	0
Total liabilities	670,023	680,793

Common stock	368	366
Additional paid in capital	604,515	602,508
Accumulated other comprehensive income	(5,950)	(10,324)
Accumulated deficit	(627,257)	(626,442)
Total stockholders’ deficit	(28,324)	(33,892)

Total liabilities and stockholders’ equity	$641,699	$646,901

Knology, Inc. Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Loss Unaudited (In Thousands)

	Three months	Three months
	ended	ended
	March 31,	March 31,
	2010	2009
Net income (loss)	$(815)	$(2,273)
Depreciation and amortization	22,345	22,680
Non-cash stock compensation	1,451	1,507
Restructuring expense	55	87
Interest expense, net	11,372	9,358
Non-cash gain on interest rate swaps	(1,031)	(706)
Non-cash amortization of deferred loss on interest rate swaps	4,374	4,698
Other income	(95)	(99)
EBITDA, as adjusted	$37,656	$35,252
Cash interest paid, net	(10,454)	(13,030)
Capitalized expenditures	(16,295)	(14,888)
Free cash flow	$10,907	$7,334

CONTACT:
Knology, Inc.
M. Todd Holt, President and Chief Financial Officer
706-645-8752
todd.holt@knology.com